[Letterhead of Saratoga Beverage Group, Inc.]

                                                                  April 17, 1998

Mr. Carl T. Wolf
627 Inwood Lane
South Orange, NJ 07079

Dear Carl:

            This letter, when executed and returned by you, will constitute a binding agreement between you and Saratoga Beverage Group, Inc. (the Company ) to resell certain of the shares of the Company s Class A Common Stock, par value $0.01 per share (the Common Stock ), purchased under that certain Securities Purchase Agreement dated as of February 12, 1998 between you and the Company (the First Agreement ) and under that certain Securities Purchase Agreement dated as of February 25, 1998 between you and the Company (the Second Agreement ); and to modify the Stock Option Agreement dated as of February 4, 1998 between you and the Company (the Option Agreement ).

            You have informed the Company that due to personal reasons you are not able to serve as a director of the Company and co-chairman of the Board of Directors (the Board ) of the Company. You and the Company therefore agree that

                  (i) you will submit to the Company your  resignation  from the
            Board and as co-chairman thereof in the form of Exhibit A hereto;

                  (ii) you and Marion Wolf (who you have informed the Company is a joint holder with you of all Common Stock held by you) will resell to the Company 150,000 shares of the total of 175,000 shares of Common Stock sold to you pursuant to the First Agreement and the Second Agreement (the Shares ), for a cash purchase price of $2.25 per share (or a total purchase price of $337,500), which price will be paid to you and Marion Wolf simultaneously with the execution hereof;

                  (iii) the option to purchase  200,000  shares of Common  Stock which was granted to you pursuant to the Option Agreement will be amended such that (A) that the number of shares subject to such option is reduced to 75,000 shares, all of which shall be vested immediately, (B) the Expiration Date (as defined in the Option Agreement) is advanced to February 3, 2003, (C) the condition set forth in the last sentence of Paragraph 1(b) that the Option granted thereby will cease to be exercisable when you no longer serve as a director of the Company shall be deleted and (D) Paragraph 8(a) will be replaced in its entirety with the following: The Company shall, in connection with its presently contemplated registration statement on Form S-8 under the Securities Act, cause to register all the 75,000 Shares which are the subject of the Option (the Piggyback Registration ), which Piggyback Registration shall be effected prior to July 15, 1998. Such amendments detailed in the foregoing clauses
            (A) through (D) shall not be considered as amending or modifying any

Mr. Carl T. Wolf
April 17, 1998
Page Two

other terms of the Option Agreement (a copy of the amended and restated Option Agreement is attached hereto as Exhibit B, which amended Option Agreement will be executed by the parties simultaneously herewith).

            In connection with the sale of the Shares pursuant to (ii) above, you and Marion Wolf agree to deliver to the Company, against payment therefor, certificates representing the Shares, duly endorsed for transfer. You and Marion Wolf hereby represent and warrant to the Company that you remain the sole owners of the Shares, free and clear of all liens, claims, and encumbrances.

            Please indicate your agreement to the foregoing by signing and returning to me a copy of this letter. Upon such execution and delivery and the execution and delivery hereof by Marion Wolf, and delivery of all consideration contemplated to be delivered hereunder, this will become and valid and binding agreement among you, Marion Wolf and the Company.


                                                Very truly yours,


                                                /s/ Robin Prever
                                                -------------------------------
                                                Robin Prever, President

Accepted and agreed:

/s/ Carl T. Wolf
------------------------
Carl T. Wolf


/s/ Marion Wolf
------------------------
Marion Wolf